EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT made and entered into as of this 28th day of June, 1994, by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and HUGH A. D'ANDRADE
(the "Employee");

WHEREAS, the Employee is currently serving as an Executive
Vice President of the Company and the Company desires to secure the continuing employment of the Employee in accordance herewith;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1.Employment and Term. The Company agrees to employ the Employee and the Employee agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period beginning on June 28, 1994, and ending as of the close of business on June 30, 1999 (the "Employment Period"); provided, however, that the Employment Period shall be extended for an additional five-year period commencing on the Effective Date (as defined in Section 11(d) below) and ending on the fifth anniversary of the Effective Date; and provided further that unless on or before the June 1 immediately preceding each June 30 on which the Employment Period would otherwise end, either party delivers to the other party a written notice of its election to terminate such employment on such June 30, the Employment Period shall be ex-tended for additional one-year periods commencing on the July 1 immediately succeeding such June 30 and ending on the following June 30; and provided further that, if not pre-viously terminated, the Employment Period shall terminate on November 30, 2003.

2.Duties and Powers of Employee.

(a)Position; Location. During the Employment Period, the Employee shall be employed as an Executive Vice President of the Company, reporting to the Chief Executive Officer of the Company, and with the duties and powers held by him as of the date hereof and such other duties consistent therewith as the Chief Executive Officer may assign him from time to time. The Employee's services shall be performed at the location where the Employee is currently employed or any office which is the headquarters of the Company and is less than 35 miles from such location.

(b)Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Agreement. It is ex-pressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the date of this Agreement or subsequent thereto consistent with this Section 2(b), the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.

3.Compensation. The Employee shall receive the following compensation for his services:

(a)Salary. So long as the Employee is employed by the Company, he shall be paid an annual base salary ("Annual Base Salary") at the rate of not less than $522,000 per year, in accordance with the Company's payroll practices as in effect from time to time, but in no event less often than monthly, and subject to any and all required withholdings and deduc-tions for Social Security, income taxes and the like. The Board of Directors of the Company (the "Board") may from time to time direct such upward adjustments to Annual Base Salary as the Board deems to be necessary or desirable; provided, however, that during the Change of Control Period (as defined in Section 11(b)), the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other senior executives of the Company and its affiliated companies (as defined in Section 11(e) below). Annual Base Salary shall not be reduced after any increase thereof pursuant to this Section 3(a). Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

(b)Incentive Cash Compensation. So long as the Employee is employed by the Company, he shall be eligible annually for awards (such aggregate awards for each year are hereinafter referred to as the "Annual Bonus") from the Company's Executive Incentive Plan ("EIP"), and from any successor or replacement plan, and from any other plan of the Company or any of its affiliated companies providing for the payment of bonuses which are payable to the Employee in cash (the EIP and such successor, replacement or other plans being referred to herein collectively as the "Cash Bonus Plans"), in accordance with the terms thereof; provided, however, that, during the Change of Control Period, the Employee shall be awarded, for each fiscal year ending during the Change of Control Period, an Annual Bonus at least equal to the average Annual Bonus (annualized for any fiscal year consisting of less than twelve full months) paid or payable, including by reason of any deferral, to the Employee by the Company and its affiliated companies in respect of the three most recent full fiscal years ending on or prior to the Change of Control Date (as defined in Section 11(a) below) (the "Recent Average Bonus"). Each Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus.

(c)Special Bonus. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, if a Change of Control (as defined in Section 11(c) below) occurs and the Employee remains employed with the Company and its affiliated companies through the first anniversary of the Change of Control Date, the Company shall pay to the Employee no later than 30 days after the date of such first anniversary a special bonus (the "Special Bonus") in recognition of the Employee's services during the crucial one-year transition period following the Change of Control in cash equal to the sum of (A) the Annual Base Salary in effect on such date, (B) the greater of (1) the Annual Bonus paid or payable, including by reason of any deferral, to the Employee (and annualized for any fiscal year consisting of less than twelve full months) for the most recently completed fiscal year preceding such date, if any, and (2) the Recent Average Bonus (such greater amount shall be hereinafter referred to as the "Highest Annual Bonus") and (C) the greater of (1) the amounts contributed on behalf of the Employee under the Schering Company's Employees' Profit Sharing Incentive Plan or any successor or replacement plan thereto (the "PSIP") and the Schering Company's Profit Sharing Benefits Equalization Plan or any successor or replacement plan thereto (the "PSIP Excess Plan"), for the most recently completed fiscal year preceding such date and
(2) the average annual amounts contributed on behalf of the Employee under the PSIP and PSIP Excess Plan (and annualized for any fiscal year consisting of less than twelve full months) in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (such greater amount shall be hereinafter referred to as the "Highest Annual PSIP Contribution").

(d)Incentive and Savings and Retirement Plans. So long as the Employee is employed by the Company, he shall be entitled to participate in all incentive and savings (in addition to the Cash Bonus Plans) and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and its affiliated companies.

(e)Welfare Benefit Plans. The Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company and its affiliated companies.

(f)Expenses. So long as the Employee is employed by the Company, he shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company and its affiliated companies from time to time in effect, commensurate with his position and on a basis at least comparable to that of other senior executives of the Company.

(g)Fringe Benefits. So long as the Employee is employed by the Company, he shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies from time to time in effect, commensurate with his position and at least comparable to those received by any other senior executive of the Company.

(h)Office and Support Staff. So long as the Employee is employed By the Company, he shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, commensurate with his position and at least comparable to those received by any other senior executive of the Company.

(i)Vacation and Other Absences. So long as the Employee is employed by the Company, he shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Company and its affiliated companies in effect from time to time, commensurate with his position and at least comparable to those received by any other senior executive of the Company.

(j)Additional Benefits.  In addition to, and not in limitation
(except as provided in Section 3(j)(ii)) of, the foregoing, the Employee shall be entitled to the following:

(i)Supplemental Retirement Plan ("SRP"). An unfunded, non-tax-qualified annual pension supplement (the "Normal
Supplement"), subject to the terms and conditions set forth below, of the excess of an amount which is the greatest of (A) or (B) or (C), over (D), where:

(A)is two percent (2%) of the Employee's "final average earnings" (the average of his Annual Base Salary over the highest sixty (60) consecutive months in his last one hundred twenty (120) months of employment with the Company plus the average of his last five (5) annual awards from the Cash Bonus Plans) times his years of service with the Company up to twenty (20) years plus

one percent (1%) of the same "final average earnings" times his years of service with the Company in excess of twenty (20) years;

(B)is thirty-five percent (35%) of the Employee's "final average earnings", as defined hereinabove; provided, however, that this subparagraph (B) shall apply only if the Employee is in the employ of the Company when he reaches age sixty (60) with at least ten (10) years of service with the Company;

(C)is fifty-five percent (55%) of the Employee's "final average earnings", as defined hereinabove; provided, however, that this subparagraph (C) shall apply only if the Employee is in the employ of the Company on or after he reaches age sixty-two (62); and

(D)is the sum of (I) the Employee's pension from the Company's qualified retirement plan and retirement benefits equalization plan applicable to him and (II) the amount of any benefits paid under the Company's Supplemental Executive Retirement Plan or any successor or replacement plan (collectively with the SRP, the "SERP").

In the event the Employee elects to retire prior to age sixty-five (65) ("Early Retirement"), the Employee shall be entitled, in lieu of the Normal Supplement, to an unfunded, non-tax-qualified annual pension supplement (the "Early Retirement Supplement"), subject to the terms and conditions set forth below, the excess of (AA) over (BB) below, where:

   (AA)is the amount computed in accordance with (A) or, if applicable and greater, (B) or (C) hereinabove, reduced four percent (4%) for each year that the Employee's retirement pre-cedes age sixty-two (62); provided, however, that such amount shall not be less than thirty-five percent (35%) of the Em-ployee's "final average earnings" if the Employee's early retirement occurs on or after he reaches age sixty (60) with at least ten (10) years of service; and

   (BB)is the sum of (I) the Employee's pension payable at early retirement from the Company's qualified retirement plan and retirement benefits equalization plan applicable to him and (II) the amount of any benefits paid under the Company's Supplemental Executive Retirement Plan or any successor or re-placement plan.

For all purposes in this Agreement, "service" shall include any period of time during which compensation is being paid or provided to the Employee pursuant to Section 5 of this Agreement or for services rendered to the Company as an employee whether pursuant to this Agreement or otherwise. In addition, for all purposes in this Agreement, the provisions of subparagraph (a)(iv) of Section 5 shall be taken into account, if applicable. Except as provided for in this Agreement, the provisions of the Company's qualified retirement plan applicable to the Employee shall apply to the pension supplement provided hereunder. If payable, the Normal Supplement or the Early Retirement Supplement, as the case may be, shall commence to be paid upon the date of the Employee's retirement or deemed retirement. The Normal Supplement or the Early Retirement Supplement, as the case may be, shall be com-puted on a straight life annuity basis, with an option to the Employee to receive the actuarial equivalent of such supplement under a joint and survivor's annuity; provided, however, that in the event the Employee retires or is deemed to retire from the employ of the Company on or after he reaches or is deemed to reach age sixty-two (62), (x) the Employee shall be entitled to receive the Normal Supplement on a straight life annuity basis and (y) after the Employee's death (other than a death while employed by the Company), his wife shall be entitled to receive annually for the duration of her life an amount equal to the excess of (i) 45% of "final average earnings", as defined hereinabove, over (ii) the amount payable to her set forth in (D) above. In the event of the Employee's death while employed or deemed employed by the Company, the Employee's wife shall be entitled to receive for the duration of her life benefits under the SRP in an amount equal to 50% of the Normal Supplement which the Employee would have received if the Employee had retired on the date of his death (but without the reduction provided by (AA) above). If the Employee's benefits under the Company's qualified retirement plan are to continue after his death for the benefit of his spouse or a designated beneficiary, then he shall have the right at any time to change the recipient of any survivorship benefit payable under the SRP; provided, how-ever, that any such change, if made after the applicable deadline set forth in the qualified retirement plan, shall not affect the amount of the benefit payable under the SRP as originally calculated or the term for which such benefit is payable, also as originally calculated.

    (ii)Executive Death Benefits. A program (coordinated with the Company's regular death benefit program for executives) which includes the following death benefits:

(A)Executive life insurance no less favorable than that available under the Company's executive life insurance program in effect as of May 1, 1993;

(B)non-contributory, pre-retirement accidental death and dismemberment insurance of Twenty-five Thousand Dollars
($25,000); and

(C)pre-retirement coverage under a 24-hour accidental death and dismemberment program, on a non-contributory basis, in an amount equal to three times the Annual Base Salary.

   (iii)Executive Long-Term Disability Program. During the Employment Period, so long as the Employee is employed by the Company, an unfunded, uninsured program which provides a monthly supplement to the Company's salaried employees' regular long-term disability plan applicable to the Employee, such supplement (payable monthly) to be the excess of (A) over
(B), where:

(A)is equal to fifty percent (50%) of the sum of (i) one-twelfth of the Annual Base Salary and (ii) one-twelfth
(1/12) of the Employee's target EIP (or successor or replacement incentive plans) award for the calendar year in which disability commences, or if the foregoing is inapplicable, his actual EIP (or successor or replacement incentive plans) award for the calendar year preceding the year of disability; and

(B)is equal to the Employee's benefit from the Company's regular long-term disability plan applicable to salaried employees, plus disability income benefits from other government sources.

    (iv)Executive Medical Plan. During the Employment Period, so long as the Employee is employed by the Company, a plan that reimburses the Employee for his and his dependents' medical expenses not to exceed Ten Thousand Dollars ($l0,000) per year, which expenses are not reimbursed by the Company's medical plans applicable to salaried employees.

4.Termination of Employment.

(a)Death or Disability. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Employee has occurred during the Employment Period, it may give to the Employee written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Employee from the Employee's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)Cause. The Company may terminate the Employee's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) repeated violations by the Employee of the Employee's obligations under Section 2 of this Agreement (other than as a result of incapacity due to physical or mental illness) which violations (A) are demonstrably willful and deliberate on the Employee's part,
(B) are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and (C) are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Employee of a felony involving moral turpitude.

(c)Good Reason; Window Period. The Employee may terminate his employment (x) during the Employment Period for Good Reason or
(y) during the Window Period without any reason. For purposes of this Agreement, the "Window Period" shall mean the 30-day period immediately following the first anniversary of the Change of Control Date. For purposes of this Agreement, "Good Reason" shall mean:

(i)the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

    (ii)the Company's requiring the Employee to be based at any office or location other than as described in Section 2(a) of this Agreement;

   (iii)any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

    (iv)any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement; or

(v)any failure by the Company to comply with and satisfy
Section 10(c) of this Agreement, provided that such successor has received at least ten days' prior written notice from the Company or the Employee of the requirements of Section 10(c) of this Agreement.

For purposes of this Section 4(c), any good faith determi-nation of "Good Reason" made by the Employee shall be con-clusive and binding on the Company.

(d)Notice of Termination. Any termination by the Company for Cause, or by the Employee without any reason during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employ-ment under the provision so indicated and (iii) if the Date of Termination (as defined in Section 4(e)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

(e)Date of Termination. "Date of Termination" means (i) if the Employee's employment is terminated by the Company for Cause, or by the Employee during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (iii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

5.Obligations of the Company upon Termination.

(a)Good Reason or during the Window Period; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause or Disability or the Employee shall terminate his employment either for Good Reason or without any reason during the Window Period:

(i)the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)the sum of (1) the Employee's Annual Base Salary through the Date of Termination to the extent not theretofore paid,
(2) the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Special Bonus, if due to the Employee pursuant to Section 3(c) of this Agreement, to the extent not theretofore paid and (4) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

(B)the amount (such amount shall be hereinafter referred to as the "Severance Amount") equal to the product of (1) two and
(2) the sum of (x) the Employee's Annual Base Salary, (y) the Highest Annual Bonus and (z) the Highest Annual PSIP Contribution; provided, however, that in the event the Special Bonus has not been paid or is not payable to the Employee, such amount shall be increased by the amount of the Special Bonus as if such Special Bonus were then due and payable to the Employee; and, provided further, that the Severance Amount shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code")), of any other amount of severance relating to salary or bonus continuation to be received by the Employee upon termination of employment of the Employee under any severance plan, policy or arrangement of the Company; and

(C)a separate lump-sum supplemental retirement benefit (which shall be payable in addition to the annual pension supplement required to be paid to the Employee under Section 3(j) above) equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Company's qualified retirement plan ap-plicable to the Employee during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter (the "Retirement Plan")) of the benefit payable under the Retirement Plan and any supplemental and/or excess retirement plan providing benefits for the Employee, including without limitation the SERP, which the Employee would receive if the Employee's employment continued at the compensation level provided for in
Section 3 of this Agreement for a period of three years from and after the Date of Termination, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Employee than those in effect during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter) of the Employee's actual ben-efit (paid or payable), if any, under the Retirement Plan and the SERP (as modified by subparagraph (a)(iv) of this Section
5) (the amount of such benefit shall be hereinafter referred to as the "Supplemental Retirement Amount"); and

    (ii)for a period of three years from and after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(e) of this Agreement if the Employee's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other senior executives of the Company and its affiliated companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other senior executives of the Company and its affiliated companies and their families; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"). For purposes of determining eligibility of the Employee for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the third anniversary of the Date of Termination and to have retired on the date of such third anniversary;

   (iii)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee and/or the Employee's family any other amounts or benefits required to be paid or provided or which the Employee and/or the Employee's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other senior executives of the Company and its affiliated companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect generally thereafter with respect to other senior executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

    (iv)for purposes of computation and payment of benefits under the SRP provided by subparagraph (j)(i) of Section 3 above, the Employee shall be deemed (A) to continue to be employed by the Company and to accrue years of service from the Date of Termination through the third anniversary thereof,
(B) to retire on such third anniversary, and (C) to have attained age 62 on such third anniversary (if he is then younger than 62 years).

(b)Death. If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, the Company shall have no further obligations to the Employee's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Employee or the Employee's family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, including but not limited to the death benefits described in Section 3(j)(ii), but not including any proceeds of life insurance covering the Employee paid for on a contributory basis by the Employee (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "Death Benefits").

(c)Disability. If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, the Company shall have no further obligations to the Employee under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits (excluding, in each case, Disability Benefits (as defined below)) and (ii) payment to the Employee in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Employee as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Employee paid for on a contributory basis by the Employee (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "Disability Benefits").

(d)Cause; Other than for Good Reason. If the Employee's employment shall be terminated for Cause during the Employment Period, the Company shall have no further obligations to the Employee under this Agreement other than the obligation to pay to the Employee Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee, in each case to the extent theretofore unpaid. If the Employee terminates employment during the Employment Period, excluding a termination either for Good Reason or without any reason during the Window Period, the Company shall have no further obligations to the Employee, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination.

(e)Resolution of Disputes. If there shall be any dispute between the Company and the Employee about (i) in the event of any termination of the Employee's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination by the Employee of his employment for Good Reason, whether the Employee determined in good faith that Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that such determination was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Employee and/or his family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(a) as though such termination were by the Company without Cause or by the Employee with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph (e) except upon receipt of an undertaking by or on behalf of the Employee to repay all such amounts to which he is ultimately adjudged by such court not to be entitled.

(f)If the Company shall deliver to the Employee a written notice of its election to terminate his employment, as provided in the second proviso to Section 1, then his employment shall be deemed to have been terminated by the Company without Cause, unless such notice states that it is a "Notice of Termination" and satisfies the requirements set forth in Section 4(d). If the Employee shall deliver to the Company such a notice, then his employment shall be deemed to have been terminated by him without Good Reason, unless such notice states that it is a "Notice of Termination" and satisfies the requirements set forth in Section 4(d).

6.Non-exclusivity of Rights. Except as provided in Sections 5(a)(ii), 5(b) and 5(c) of this Agreement, nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement entered into after the date hereof with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement entered into after the date hereof with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Employee obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

8.Certain Additional Payments by the Company.

(a)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)Subject to the provisions of Section 8(c) of this Agreement, all determinations required to be made under this
Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche (or any successor thereto by merger or operation of law) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of a request from the Employee, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) of this Agreement and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)give the Company any information reasonably requested by the Company relating to such claim,

    (ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

   (iii)cooperate with the Company in good faith in order effectively to contest such claim, and

    (iv)permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and ex-penses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 8(c) of this Agreement, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 8(c) of this Agreement) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to
Section 8(c) of this Agreement, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.Confidential Information and Competitive Conduct. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement. Subject to the previous sentence, nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

10.Successors.

(a)This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.Certain Definitions. The following defined terms used in this Agreement shall have the meanings indicated:

(a)The "Change of Control Date" shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee's employment with the Company is terminated or the Employee ceases to have the position of Executive Vice President of the Company, as set forth in
Section 2(a), prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination or cessation (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in con-nection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination or cessation.

(b)The "Change of Control Period" shall mean the period commencing on the Change of Control Date and ending on the last day of the Employment Period.

(c)"Change of Control" shall mean:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliated companies or (D) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and
(C) of subparagraph (iii) of this paragraph (c); or

    (ii)Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

   (iii)Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or con-solidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substan-tially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or of the corporation resulting from such reorganization, merger or consolidation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

   (iv)Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition,
(I) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Out-standing Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or of such corporation) then beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (III) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(d)The "Effective Date" shall mean the first date during the Employment Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee's employment with the Company is terminated or the Employee ceases to hold the offices set forth in Section 2 above prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

(e)The term "affiliated company" shall mean any company controlled by, controlling or under common control with the Company.

12.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Hugh A. D'Andrade
50-I New England Avenue
Summit, New Jersey  07901

If to the Company:

Schering-Plough Corporation
One Giralda Farms
Madison, New Jersey 07940-1000
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)The Company may withhold from any amounts payable under this Agreement such Federal state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Employee's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)When used herein in connection with plans, programs and policies relating to the Employee, employees, compensation, benefits, perquisites, executive benefits, services and similar words and phrases, the word "Company" shall be deemed to include Schering Corporation and Plough, Inc., wholly-owned subsidiaries of the Company.

(g)This instrument contains the entire agreement of the parties, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby, including without limitation the agreement between the Company and the Employee dated as of May 27, 1981, as amended as of September 10, 1981 (regarding change of control) and the agreement between the Company and the Employee dated as of September 25, 1989 (regarding certain tax gross-up payments).

IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.



/s/ Hugh A. D'Andrade
Hugh A. D'Andrade



SCHERING-PLOUGH CORPORATION



/s/ Robert P. Luciano
Chairman of the Board and Chief Executive Officer